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                                                                   EXHIBIT 10.47
March 12, 2003


Donald F. Wiseman
[Home address]


Re:      Revised Offer Letter

Dear Don:

         This offer letter will replace in all aspects the offer letter dated February 17, 2003 that you signed February 18, 2003. Your effective date of employment will remain March 3, 2003.

The compensation, benefits and other principal terms of your employment will be as follows:

TITLE: Vice President, General Counsel and Secretary reporting to the President and Chief Executive Office of Swift & Company.

SALARY: Your annual base salary will be $275,000 which will be paid in accordance with the usual customary payroll practices and annual merit review cycle of the Company.

BONUS: You will be eligible to receive an annual performance bonus of 50% of your annual base salary.

SIGNING BONUS:      The Company will pay you a signing bonus in the amount of
                    $100,500 within 15 days after the date of your acceptance of this agreement; provided, however, that such payment shall be fully repayable by you to the Company if you voluntarily terminate your employment with the Company within the twenty-four months following the date of your acceptance of this agreement.

EQUITY: You will be granted options to acquire 625,000 shares of common stock of Swift Foods Company ("Swift Foods") at an exercise price of $1.00 per share. One quarter of the shares shall vest immediately on the date of your option grant (the "Grant Date"). Thereafter, beginning on the last day of the month following the month in which the first annual anniversary of the Grant Date occurs, 1/36th of the remaining shares shall vest such that, upon the fourth annual anniversary of the Grant Date, all shares will be fully vested. Attached is the form of Swift Foods' stock option agreement that details these and the additional terms of your stock option grant.

SEVERANCE:          While either party may terminate the employment relationship at their discretion and at any time, should you be involuntarily


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                    terminated from the Company (other than for cause) at any
                    time within the thirty-six month period following the date of your acceptance of this agreement, you will be entitled to receive cash severance payments in accordance with the attached Severance Agreement to be executed in connection with your acceptance of this agreement.

VACATION:           You will be entitled to four weeks of paid vacation time
                    each year in addition to those days designated as paid holidays or personal days in accordance with the plans, policies, programs and practices of the Company for its executive officers. Unused vacation time will carry over to the next year and any unused vacation time will be paid to you in a cash lump sum payment promptly after any termination of your employment with the Company.

BENEFITS:           You will be eligible for participation in and will receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other executives of the Company.

We are hopeful you will join the Company team as Vice President, General Counsel and Secretary. Your signature below will confirm your acceptance and this agreement shall become effective as of the date of such signature.


Sincerely,

/s/  John Simons

John Simons
President and Chief Executive Officer



                                              AGREED AND ACCEPTED:


                                              /s/  Donald F. Wiseman
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                                              Donald F. Wiseman

                                              3-12-03
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                                              Date